Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-34364, No. 333-46458, No. 333-81644, No. 333-100298), the Registration Statements on Form S-8 (No. 333-3694, No. 333-39105, No. 333-46492, No. 333-54426, No. 333-56781, No. 333-60828, No. 333-66067, No. 333-76995, No. 333-79675, No. 333-80227, No. 333-81635, No. 333-83770, No. 333-89948, No. 333-93497) and the Registration Statement on Form S-4 (No. 333-62694) of Yahoo! Inc. of our report dated October 23, 2002, except as to recently issued accounting pronouncements in Note 2, discontinued operations in Note 3, and subsequent events listed in Note 1 and 19, which are as of December 27, 2002, relating to the consolidated financial statements of Inktomi Corporation, which appears in this Current Report on Form 8-K/A of Yahoo! Inc.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 19, 2003